EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

David L. Piazza

Vice President, Finance

703.742.5312

dpiazza@quadramed.com

Exploration of Strategic Options

QuadraMed Corporation

RESTON, VA – (July 27, 2005) – QuadraMed® Corporation (Amex: QD) today announced that in early 2005 the Company was approached by an HIS company which expressed an interest in a possible business combination with QuadraMed. In response to this unsolicited proposal, the Board of Directors formed a Special Committee of independent directors to evaluate this proposal and other alternatives.

The Committee retained an internationally recognized investment banking firm to assist it with this determination. In connection therewith, the Company entered into confidential preliminary merger discussions with a number of other entities that had expressed interest in such a possible business combination, and several of those entities submitted proposals to acquire the Company. After careful consideration, the Special Committee and the Board of Directors have concluded that, at the present time, it is not in the best interest of the Company’s shareholders to further pursue any of these proposals.

Certain expenses incurred as a result of these activities will be included in the Statement of Operations for the quarter ended June 30, 2005.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient access management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of almost 700 professionals whose experience and dedication to service have earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”).

QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

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